Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 8, 2004, with respect to: i) the consolidated financial statements of Homebase Acquisition, LLC for the year ended December 31, 2003, and ii) the combined financial statements of Illinois Consolidated Telephone Company and Related Business (as predecessor company to Homebase Acquisition, LLC ) as of and for the years ended December 30, 2002 and December 31, 2001, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-121086) and related Prospectus of Consolidated Communications Illinois Holdings, Inc. for the registration of                  shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois
January 26, 2005